EXHIBIT 11

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TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

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                                                                  Three Months    Nine Months
                                                  Total Number      Ended           Ended
                                                   of Shares      Sept 30, 1999  Sept 30, 1999
                                                  -----------    -----------    -----------
Outstanding shares as of January 1, 1999            1,393,418      1,393,418      1,393,418

Issue of 2,040,816 shares as part of private
     placement 09/22/99 on 01/12/99                 1,122,449      1,122,449      1,077,056

Issue of common shares in private placements
     12/31 on 01/14/99                                200,000        200,000        190,441

Issue of common shares for services on 01/19/99       175,000        175,000        163,419

Issue of common shares for investment on                                              12/18
     on 01/19/99                                       52,051         52,051         48,606

Issue of common shares for services on 01/25/99       790,000        790,000        720,294

Issue of common shares for services on 02/01/99        45,000         45,000         39,871

Issue of common shares in exchange for debt on
     12/31 on 03/05/99                                 27,500         27,500         21,131

Issue of common shares for services on 03/16/99         1,128          1,128            821

Issue of 2,040,816 shares as part of private
     Placement 09/22/99 on 03/18/99                   918,367        918,367        661,764

Issue of common shares for services 4/9/99             30,000         30,000         19,191

Issue of common shares in exchange for debt
     On 12/31/98 issued 5/12/99                        28,150         28,150         14,592

Issue of common shares for services on 6/8/99         290,000        290,000        121,544

Issue per rights under merger with Videocall
     International Corp on 6/18/99                 19,841,400     19,841,400      7,586,418

Issue of common shares in private placement
     Dated 7/14/99                                  4,000,000      3,391,304      1,147,059

                                                  -----------    -----------    -----------
Total Weighted Average Shares Outstanding          28,914,463     28,305,767     13,205,625
                                                  ===========    ===========    ===========

     Net Loss                                                       (878,628)    (3,389,872)

     Net Loss per common share(1)                                $     (0.03)   $     (0.26)


(1) The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the three month periods ending June 30, 1999 and 1998 fully diluted net loss per common share does not differ from primary net loss per common share.
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